Exhibit(a)(9)(g)

                               VALUE EQUITY TRUST

                              Amended and Restated
                        Establishment and Designation of
                     Series of Shares of Beneficial Interest
                               (The "Instrument")

         The undersigned, being a majority of the duly elected and qualified Trustees of Value Equity Trust (the "Trustees"), a Massachusetts business trust (the "Trust"), acting pursuant to Section 5.11 of the Trust's Amended and Restated Agreement and Declaration of Trust dated March 17, 1988, as amended (the "Declaration of Trust"), at a meeting of the Trustees held on the date hereof, a quorum being present, having established and designated the shares of beneficial interest of the Trust into two existing series, Scudder Large Company Value Fund and Scudder Select 500 Fund, hereby establish and designate one additional series (each existing and additional series hereinafter known as a "Series") as set forth below in paragraph 1, to have the special and relative rights specified in this Instrument:

         1. The additional Series designated hereby is: Scudder Dividend Income Fund

         2. Each Series shall consist of an unlimited number of shares. Each Series shall be authorized to hold cash and invest in securities and instruments and use investment techniques as described in the Trust's registration statement under the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended (the "1940 Act"). Each share of beneficial interest of each Series ("Share") shall be redeemable as provided in the Declaration of Trust, shall be entitled to one vote (or fraction thereof with respect to a fractional share) on matters on which Shares of the that Series shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Series. The proceeds of sales of Shares of a Series, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Series, unless otherwise required by law. Each Share of a Series shall be entitled to receive a pro rata share of the net assets of that Series upon liquidation of that Series. Upon redemption of a shareholder's Shares or indemnification for liabilities incurred by reason of a shareholder's being or having been a shareholder of a Series, or the entry of a final judgment in favor of a shareholder by reason of being or having been a shareholder of a Series, such shareholder shall be paid solely out of that Series.

         3. Shareholders of the Trust shall vote together on any matter, except to the extent otherwise required by the 1940 Act, or when the Trustees have determined that the matter affects only the interest of shareholders of one or more Series, in which case only the shareholders of each such respective Series shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to a Series if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust. The Trustees may, in conjunction with the establishment of any additional Series or class of shares of the Trust, establish or reserve the right to establish conditions under which the several Series or classes shall have separate voting rights or no voting rights.

         4. The Shares of the Series outstanding, and the assets and liabilities of such Series shown on the books of the Trust as of the date hereof shall be unaffected by this instrument.

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         5. The assets and liabilities of the Trust shall be allocated among the
Series, now or hereafter created, as set forth in Section 5.11 of the Declaration of Trust, except as provided below.

                  (a) Costs incurred by the Trust in connection with the organization, registration and public offering of Shares of Scudder Dividend Income Fund shall be allocated to such Series unless assumed by another party or otherwise required by applicable law or generally accepted accounting principles.

                  (b) The liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as belonging to any particular Series shall be allocated among the Series and any series hereafter established on the basis of its relative average daily net assets.

                  (c) The Trustees may from time to time in particular cases make specific allocations of assets or liabilities to a Series to the extent not inconsistent with the 1940 Act and the rules and regulations thereunder.

         6. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of a Series (or any class thereof) now or hereafter created, or to otherwise change the special and relative rights of a Series (or any class thereof) provided that such change shall not adversely affect the rights of Shareholders of the Series.

         Except as otherwise provided in this Instrument, the foregoing shall be effective upon the filing of this Instrument with the Secretary of The Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the undersigned have this day signed this Instrument.

/s/Henry P. Becton, Jr.                                            /s/Louis E. Levy
--------------------------------------------------                 ------------------------------------------------
Henry P. Becton, Jr., as Trustee                                   Louis E. Levy, Trustee

/s/Dawn-Marie Driscoll                                             /s/Jean Gleason Stromberg
--------------------------------------------------                 ------------------------------------------------
Dawn-Marie Driscoll, Trustee                                       Jean Gleason Stromberg, Trustee

/s/Keith Fox                                                       /s/Jean C. Tempel
--------------------------------------------------                 ------------------------------------------------
Keith Fox, Trustee                                                 Jean C. Tempel, Trustee

/s/Richard T. Hale                                                 /s/Carl W. Vogt
--------------------------------------------------                 ------------------------------------------------
Richard T. Hale, Trustee                                           Carl W. Vogt, Trustee


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Dated:  June 10, 2003